Exhibit 10.04

COMVITA NEW ZEALAND LIMITED

DERMA SCIENCES, INC

_______________________________________________

MEDICAL HONEY SUPPLY AGREEMENT
_______________________________________________

AGREEMENT dated February 23, 2010

PARTIES

COMVITA NEW ZEALAND LIMITED, of Paengaroa, New Zealand (“Comvita”)

DERMA SCIENCES, INC, of Princeton, New Jersey, United States of America (“Derma Sciences”)

INTRODUCTION

A.	Comvita supplies Medical Honey.

B.	Derma Sciences wishes Comvita to supply Medical Honey to Derma Sciences.

C.	Comvita has agreed to supply Medical Honey to Derma Sciences on the terms and conditions set out below.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement, including the Introduction, unless the context otherwise requires, the following terms will have the following meanings:

“Agreement” means this agreement and the attached Schedule;

“Business Day” means a day, excluding Saturdays, Sundays, statutory public holidays or any day in the period starting on 24 December and ending on 5 January, on which banks are open for ordinary over-the-counter business in either Tauranga, New Zealand or New Jersey, United States of America;

“Commencement Date” means the date of signing of this Agreement by both parties;

“Confidentiality Agreement” means the agreement entered into between the parties and entitled “Confidentiality Agreement” and dated on or about the Commencement Date;

“Confidential Information” means all information of any kind, whether in tangible or documentary form, and whether marked or identified as being confidential, relating to the Disclosing Party or its business affairs and includes information relating to any of:

(a)	the business operations, business strategies, marketing plans and technologies of the Disclosing Party; or

(b)	the terms of this Agreement;

“Cost of Production” means the cost of direct materials, direct labour and any other expenses directly related (and fairly allocated based on actual value added or percentage contribution (whichever is lower)) to the manufacturing cost of the relevant product, along with a reasonable and systematic allocation of fixed and variable production overheads;

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“Disclosing Party” means the party to whom or to whose business affairs the Confidential Information relates;

“FOB” means Free on Board, and has the meaning given to that term as set out in Incoterms 2000;

“Force Majeure” has the meaning given to that term in clause 11.1;

“Incoterms 2000” means the International Chamber of Commerce official rules for the interpretation of trade terms, which came into force on 1 January 2000, as amended or revised from time to time;

“Licence Agreement” means the agreement entered into between the parties and entitled “Licence Agreement” and dated on or about the date of this Agreement;

“Licensed Products” has the meaning given to that term in the Licence Agreement;

“Manufacturing Agreement” means the agreement entered into between the parties and entitled “Manufacturing Agreement” and dated on or about the date of this Agreement;

“Medical Honey” means honey being to the specifications set out in the Schedule, or such other specifications as the parties may agree in writing;

“Notice” has the meaning given to that term in clause 11.7(a);

“OTC Products” has the meaning given to that term in the Manufacturing Agreement;

“OTC Store” has the meaning given to that term in the Manufacturing Agreement;

“Recipient” means the party receiving Confidential Information under this Agreement; and

“Restraint Agreement” means the agreement entered into between the parties and entitled “Restraint Agreement” and dated on or about the date of this Agreement.

1.2	Interpretation: In this Agreement:

(a)	headings are used for convenience only and will not affect its interpretation;

(b)	references to the singular include the plural and vice versa;

(c)	references to a party include that party’s successors, executors, administrators and permitted assignees (as the case may be);

(d)	references to clauses and the Schedule are to those clauses and the Schedule in this Agreement;

(e)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(f)	references to a gender includes all genders;

(g)	references to a “person” include:

(i)	an individual, firm, company, corporation or unincorporated body of persons;

(ii)	any public, territorial or regional authority;

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(iii)	any government; and

(iv)	any agency of any government or authority; and

(h)	any obligation not to do anything includes an obligation not to suffer, permit or cause that thing to be done.

2.	MEDICAL HONEY SUPPLY

2.1	Supply:

(a)
Comvita agrees to supply Medical Honey to Derma Sciences solely for use by Derma Sciences in the manufacture of Licensed Products under the Licence Agreement and manufacture of OTC Products under the Manufacturing Agreement.

(b)
For so long as the rights granted under clauses 2.1(a) and 2.1(c) of the Licence Agreement remain exclusive with respect to each of the United States of America and the European Union, Comvita will not supply Medical Honey to any other person for use in the manufacture of Licensed Products that are not also OTC Products.

2.2
Restriction:  Subject to clause 2.5, Derma Sciences agrees that, for a period of five years following the Commencement Date, it will not obtain supplies of Medical Honey from any person other than Comvita.  This five year restriction may be renewed for further five year periods by mutual written agreement.

2.3
Meet orders:  Comvita will use reasonable endeavours to meet all orders for Medical Honey from Derma Sciences, subject to availability of product.  Derma Sciences will receive priority from Comvita (after Comvita’s needs for Medical Honey have first been met) as to each year’s supply of Medical Honey consistent with Derma Sciences’ forecasted demand over other potential uses for Medical Honey that fall outside of the definition of Licensed Products.

2.4	Representations: Comvita represents that:

(a)	as at the Commencement Date, it has the ability to supply to Derma Sciences 30,000kg of Medical Honey on an annual basis; and

(b)
it will have the ability (subject to receipt of accurate and timely forecasts from Derma Sciences pursuant to clause 4) to expand its ability to supply to Derma Sciences 100,000kg of Medical Honey on an annual basis within five years following the Commencement Date.

Derma Sciences acknowledges that the ability of Comvita to supply Medical Honey will be subject to variables beyond Comvita’s control inherent in growing crops, such as weather, disease, and pests, each of which may affect the crop in a given year but which will not necessarily constitute an event of Force Majeure, and the occurrence of such factors will not result in the breach of these representations.

2.5
Right to obtain Medical Honey elsewhere:  Despite clause 2.2, Derma Sciences may purchase Medical Honey for use in the manufacture of Licensed Products under the Licence Agreement or manufacture of OTC Products under the Manufacturing Agreement from a third party (provided that the Medical Honey is to the standard set out in the specifications in the Schedule, or such other specifications as the parties may agree in writing) where either:

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(a)
Comvita is unable to supply Derma Sciences with Derma Sciences’ demand for Medical Honey.  In such event, Derma Sciences may only purchase from a third party such amount of Medical Honey that Comvita is actually unable to supply and only for so long as Comvita remains unable to supply Derma Sciences’ demand for Medical Honey; or

(b)
Derma Sciences has identified a third party who is willing to supply Medical Honey to it on a long term basis on similar trading terms to those offered by Comvita at a price at least 10% lower than the price charged by Comvita, and provided that:

(i)	Derma Sciences has first given Comvita notice in writing of the third party price and given Comvita the opportunity to match the price offered by such third party; and

(ii)	Comvita has not agreed to match such price in writing within 20 Business Days following receipt of Derma Sciences’ notice.

In such event, Derma Sciences may purchase Medical Honey from such third party only for so long as Comvita remains unwilling to supply Derma Sciences’ demand for Medical Honey at the price being offered by such third party.  Accordingly, Derma Sciences will immediately advise Comvita of any changes to the price being offered by such third party at any time for the supply of Medical Honey to Derma Sciences.

3.	ORDERING PROCEDURE

3.1	Placement of orders:

(a)	Derma Sciences will place orders for Medical Honey with Comvita. Each order will be in writing, will be sent by facsimile, email or other electronic means approved by Comvita, and will specify:

(i)	the date of the order;

(ii)	the volume of Medical Honey ordered; and

(iii)	a delivery date for the Medical Honey.

(b)	The minimum order quantity will be 1,800 kg.

(c)
Unless otherwise agreed by the parties, Derma Sciences will place all orders for Medical Honey at least twelve (12) weeks in advance of the date that Derma Sciences wishes such Medical Honey to arrive at its premises.

3.2	Acknowledgement and acceptance of order:

(a)	Comvita will acknowledge to Derma Sciences in writing all orders received by it under clause 3.1. Comvita’s acknowledgement will confirm whether or not Comvita accepts the order.

(b)	Upon Comvita accepting the order:

(i)	a binding contract to supply Medical Honey on the terms and conditions of this Agreement will exist; and

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(ii)	neither party will be permitted to cancel or vary such order without the other party’s written consent, unless otherwise expressly permitted under this Agreement.

(c)
For the avoidance of doubt, each order will constitute a separate contract and any default by Comvita in relation to any one order will not entitle Derma Sciences to treat this Agreement as terminated.

4.	FORECASTS

4.1
Annual forecasts:  Derma Sciences will supply to Comvita on or before 30 June of each year a three-year rolling forecast of Derma Sciences’ anticipated requirements for Medical Honey for the sales years starting 1 April of the following year.  Derma Sciences will prepare such forecasts in good faith.

4.2	Confirmation of demand: Derma Sciences will provide confirmation of demand at least three months prior to the required delivery date.

4.3
Reasonably accurate:  The parties agree that the forecasts given under this clause 4 will not be binding on the parties, but Derma Sciences will use reasonable endeavours to ensure such forecasts are reasonably accurate based on information known to Derma Sciences at the time they are given.

5.	PRICE AND PAYMENT

5.1	Price:

(a)	The parties agree that the price for Medical Honey will be Comvita’s Cost of Production plus a margin of 25%. Such price for Medical Honey will be:

(i)	calculated on an annual basis at the start of each calendar year;

(ii)	fixed for such calendar year; and

(iii)	immediately notified by Comvita to Derma Sciences in writing.

(b)
The price for the Medical Honey  will be expressed in United States dollars and will be exclusive of any goods and services tax or other value added or sales taxes, which, if applicable, will be payable in addition.

(c)
Comvita will provide to Derma Sciences on request full and complete details on an “open book” basis of the Cost of Production. For the avoidance of doubt, such details will be regarded as the Confidential Information of Comvita.

(d)	Comvita will use reasonable endeavours to manufacture the Medical Honey efficiently and in the most cost effective manner, and to keep the Cost of Production to a minimum.

5.2	Invoicing and payment:

(a)	Comvita will invoice Derma Sciences for the price for Medical Honey ordered by Derma Sciences upon dispatch.

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(b)	Derma Sciences will pay all invoices in United States dollars within 60 days following the date of the invoice, subject to clause 5.2(c).

(c)
If Derma Sciences disputes in good faith the whole or any portion of any invoice issued under clause 5.2(a), Derma Sciences will pay the portion of the invoice that is not in dispute, but may withhold payment of the disputed portion until the dispute is resolved.

5.3
Late payment:  If Derma Sciences fails to pay any amount payable under this Agreement by the due date for payment, then subject to clause 5.2(c), Comvita may charge interest on the outstanding amount at the rate of 12% per annum. Interest will be calculated on a daily basis from the due date until the date of actual payment.

6.	DELIVERY

6.1	FOB:

(a)	Comvita will deliver the Medical Honey to Derma Sciences via sea freight, FOB New Zealand.

(b)	The FOB provisions of Incoterms 2000 will govern all matters relating to delivery, including (without limitation):

(i)	who is responsible for arranging shipping and delivery of the Medical Honey;

(ii)	who is to pay any costs related to shipping and delivery, including carriage, insurance and customs clearance charges; and

(iii)	at what point risk in the Medical Honey passes to Derma Sciences,

except to the extent those provisions are inconsistent with the terms of this Agreement.

(c)	Comvita will use reasonable endeavours to meet any agreed delivery dates.

(d)
Any additional freight charges incurred in the supply of Medical Honey to Derma Sciences as a consequence of failure by a party to meet its ordering or supply obligations under this Agreement (including Derma Sciences’ failure to comply with clause 3.1(c) and Comvita’s failure to deliver the Medical Honey by the delivery date pursuant to clause 3.1(a)) will be met by the party responsible for the failure.

6.2
Shortfalls:  In the event of an alleged shortfall in delivery, Derma Sciences will submit a written claim to Comvita within 10 Business Days following the date of receipt of the relevant order for Medical Honey by Derma Sciences.  In the absence of such a written claim from Derma Sciences, the Medical Honey will be deemed to have been supplied in accordance with this Agreement.  In no event will Derma Sciences be entitled to refuse to accept any order by reason only of a shortfall.

7.	TITLE

7.1	Title in any Medical Honey sold to Derma Sciences will pass to Derma Sciences at such time as the Medical Honey has been received by Derma Sciences at its shipping destination.

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8.	WARRANTIES AND LIABILITY

8.1	Warranty:

(a)	Comvita warrants that, for a period of 12 months following the date of delivery, the Medical Honey will comply with Comvita’s manufacturing specifications for the Medical Honey.

(b)
If any Medical Honey does not comply with the warranty in clause 8.1(a), Comvita will provide to Derma Sciences replacement Medical Honey that does comply at no extra cost to Derma Sciences.  In such case, Derma Sciences will return all non-complying Medical Honey to Comvita at Comvita’s cost.

(c)	No warranty is given for failure by Derma Sciences or its permitted sub-licensees to comply with any recommendations made by Comvita as to storage and handling of the Medical Honey.

8.2	No implied warranties: Derma Sciences acknowledges that:

(a)	it does not enter into this Agreement in reliance on any representation, warranty, term or condition, except as expressly provided in this Agreement; and

(b)	all conditions, warranties or other terms implied by statute or common law are excluded by Comvita from this Agreement to the fullest extent permitted by law.

8.3	Exclusion of liability: In no event will Comvita be liable (whether in contract, tort, negligence or in any other way) to Derma Sciences for:

(a)	loss of revenue or profit, loss of anticipated savings, loss of goodwill or opportunity, loss of production, loss or corruption of data or wasted management or staff time; or

(b)	loss, damage, cost or expense of any kind whatsoever that is indirect, consequential, or of a special nature,

arising directly or indirectly out of this Agreement, even if Comvita had been advised of the possibility of such loss, damage, cost or expense, and even if such loss, damage, cost or expense was reasonably foreseeable by Comvita.

8.4	Insurance:

(a)	During the term of this Agreement and for three years afterwards, Comvita will maintain insurance coverage in amounts and against risks that are normal for businesses similar to that of Comvita.

(b)	Comvita will, upon request, provide to Derma Sciences a certificate from the insurer confirming the terms of such insurance.

9.	TERM AND TERMINATION

9.1
Commencement and term:  This Agreement will come into effect on the Commencement Date and will continue in full force and effect for so long as the Licence Agreement remains in full force and effect, unless earlier terminated pursuant to clauses 9.2 or 9.3.

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9.2	Early termination: Without prejudice to any other right or remedy it may have, either party may immediately terminate this Agreement at any time by giving to the other party notice in writing if:

(a)
the other party is in material breach of this Agreement and the material breach is not remedied within 20 Business Days of the other party receiving notice specifying the material breach and requiring its remedy, provided that for non-payment defaults, if it is not commercially reasonable for a material breach to be fully cured within 20 Business Days, then the cure period shall be extended for an additional period of no greater than six months provided the party in material breach has commenced remedying the default and has clearly demonstrated in writing that it is diligently pursuing and continues to diligently pursue such cure;

(b)
the other party ceases or threatens to cease to carry on all or substantially all of its business or operations, is declared or becomes bankrupt or insolvent, is unable to pay its debts as they fall due, enters into a general assignment of its indebtedness or a scheme of arrangement or composition with its creditors, or takes or suffers any similar or analogous action in consequence of debt;

(c)
a trustee, manager, administrator, administrative receiver, receiver, inspector under any legislation or similar officer is appointed in respect of the whole or any part of the other party’s assets or business; or

(d)	an order is made or a resolution is passed for the liquidation of the other party (other than voluntarily for the purpose of a solvent amalgamation or reconstruction).

9.3	Termination of Restraint Agreement or Licence Agreement: This Agreement will immediately terminate in the event of termination of the Restraint Agreement or the Licence Agreement for any reason.

9.4	Consequences of termination: On termination or expiration of this Agreement for any reason whatsoever:

(a)
Comvita will be entitled (but is not obliged) to complete any order for Medical Honey confirmed by it before the date of termination or expiration, and the provisions of this Agreement will continue to apply to any such order;

(b)	Derma Sciences will remain liable to pay to Comvita the price for Medical Honey delivered under this Agreement;

(c)
the Recipient will, upon receipt of a written request from the Disclosing Party, return or destroy (at the Disclosing Party’s option), all Confidential Information in the Recipient’s possession or under the Recipient’s control.  Upon the return or destruction (as the case may be) of all such Confidential Information, the Recipient will provide to the Disclosing Party a certificate stating that the Confidential Information returned or destroyed comprises all the Confidential Information in the Recipient’s possession or under the Recipient’s control;

(d)
the provisions of clauses 5, 8, 9.4, 11 and any other clauses intended to survive termination, together with those other provisions of this Agreement that are incidental to, and required in order to give effect to those clauses, will remain in full force and effect; and

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(e)
subject to this clause 9.4, and except for any rights and remedies of the parties that have accrued before termination or expiration, including for any prior breach of this Agreement, neither party will be under any further obligation to the other party.

10.	DISPUTES

10.1
Mediation:  In the event of a dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, the parties will first seek settlement of that dispute by mediation in accordance with the LCIA Mediation Procedure, which Procedure is deemed to be incorporated by reference into this clause 10.

10.2
Arbitration:  If the dispute is not settled by mediation within five days of the commencement of the mediation, or such further period as the parties may agree in writing, the dispute will be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause 10.

10.3	Language: The language to be used in the mediation and in the arbitration will be English.

10.4	Governing law: The governing law of this Agreement will be the substantive law of New Zealand.

10.5	Arbitration procedure: In any arbitration commenced pursuant to this clause 10:

(a)	the number of arbitrators will be three; and

(b)	the seat, or legal place, of arbitration will be London, England.

10.6
Interlocutory relief:  Nothing in this clause 10 will prevent either party, at any time, from seeking any urgent interlocutory relief from a court of competent jurisdiction in relation to any matter that arises under this Agreement.

11.	GENERAL

11.1	Force majeure:

(a)
Neither party will be liable to the other party for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused by anything beyond that party’s reasonable control, including (without limitation) war, civil commotion, hostility, act of terrorism, strike, lockout, other industrial act, weather phenomena or other act of God, or governmental regulation or direction (“Force Majeure”), provided that the party seeking to rely on this clause 11.1 has:

(i)	notified the other party as soon as reasonably practicable upon becoming aware of an actual or potential event of Force Majeure;

(ii)	used all reasonable endeavours to avoid, overcome or mitigate the effects of the event of Force Majeure as quickly as practicable; and

(iii)	consulted with the other party on its efforts under clause 11.1(a)(ii).

(b)	If:

(i)	as a result of a Force Majeure a party is unable to perform any of its material obligations under this Agreement; and

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(ii)	the ability of such party to perform any such material obligation has been permanently affected by such Force Majeure,

then the party not subject to the event of Force Majeure may terminate this Agreement on giving the other party 10 Business Days’ written notice.

(c)	Nothing in this clause 11.1 will excuse a party from any obligation to make a payment when due under this Agreement.

11.2	Variations: No amendment, variation or modification to this Agreement will be effective unless it is in writing and signed by duly authorised representatives of both parties.

11.3	Assignment:

(a)	Derma Sciences may assign any or all of its rights and obligations under this Agreement, provided it first obtains the written consent of Comvita, such consent not to be unreasonably withheld.

(b)	Comvita may assign any or all of its obligations under this Agreement, provided it first obtains the written consent of Derma Sciences, such consent not to be unreasonably withheld.

(c)	Comvita may assign any or all of its rights under this Agreement at any time, without requiring the consent of Derma Sciences.

11.4	No waiver:

(a)	A delay, neglect or forbearance by a party in enforcing any provision of this Agreement against the other will not waive or limit any right of that party.

(b)	No provision of this Agreement will be considered waived by a party unless that party waives the provision in writing.

(c)	The parties will not treat a waiver by a party of any breach as a waiver of any continuing or re-occurring breach, unless the parties have expressly agreed to do so in writing.

11.5
Invalid clauses:  If any part of this Agreement is held to be invalid, unenforceable or illegal for any reason, this Agreement will be deemed to be amended by the addition or deletion of wording necessary to remove the invalid, unenforceable or illegal part, but otherwise to retain the provisions of this Agreement to the maximum extent permissible under applicable law.

11.6	Relationship:

(a)	The parties will perform their obligations under this Agreement as independent contractors to each other.

(b)
Nothing in this Agreement will create, constitute or evidence any partnership, joint venture, agency, trust or employer/employee relationship between the parties, unless it expressly states otherwise.  Neither party may represent, or allow anyone to represent, that any such relationship exists between the parties.

(c)	Neither party will have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided for in this Agreement.

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11.7	Notices:

(a)	Each notice or other communication to be given under this Agreement (“Notice”) must be in writing and must be:

(i)	in the English language and clearly legible;

(ii)	sent by pre-paid post, facsimile (confirmed by pre-paid post) or personal delivery to the addressee at the facsimile number, physical address, or postal address specified in clause 11.7(b); and

(iii)	marked for the attention of the person or office holder (if any) specified in clause 11.7(b).

(b)	The initial facsimile number, address, and relevant person or office holder of each party are, unless otherwise notified by the relevant party in writing to the other party, as set out below:

Comvita:	Comvita New Zealand Limited
Wilson Road South
Paengaroa
NEW ZEALAND

	Facsimile:	+64 7 533 1988
	Attention:	Chief Executive Officer

Derma Sciences:	Derma Sciences, Inc.
214 Carnegie Center
Suite 300
Princeton
New Jersey 08540
United States of America

	Facsimile:	+1 609 514 8554
	Attention:	Chief Executive Officer

(c)	No Notice will be effective until received. A Notice is, however, deemed to be received:

(i)	in the case of posting, on the third Business Day following the date of posting;

(ii)	in the case of personal delivery, when received; and

(iii)	in the case of a facsimile, following receipt of a report from the machine on which the facsimile was sent confirming that all pages were successfully transmitted,

but any Notice personally delivered or received by facsimile either after 5.00 pm on a Business Day, or on any day that is not a Business Day, will be deemed to have been received on the next Business Day.

(d)
Despite clauses 11.7(a) and (c)(i), if the Notice is posted from a country other than the country of the addressee, the method of posting must be pre-paid airmail, and the Notice will be deemed to be received on the seventh Business Day following the date of posting.

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11.8
Further action:  Each party agrees to execute, acknowledge and deliver all instruments, make all applications and do all things, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

11.9	Announcements: Neither party may:

(a)	make any press or other public announcement about any aspect of this Agreement; or

(b)	use the name of the other party in connection with or as a result of this Agreement,

without the other party’s prior written consent.

11.10	Entire agreement:

(a)	This Agreement and the Confidentiality Agreement contains the whole of the contract and understanding between the parties relating to the matters covered by it.

(b)	This Agreement supersedes all prior representations, agreements, statements and understandings between the parties relating to those matters, whether verbal or in writing.

(c)	The parties acknowledge that they do not rely on any representation, agreement, term or condition that is not set out in this Agreement.

(d)
To the extent that there is any inconsistency or conflict between the terms set out in a purchase order or invoice and the terms set out in this Agreement, the terms set out in this Agreement will prevail.

11.11	Counterparts:

(a)	The parties may sign this Agreement in any number of counterparts (including facsimile or PDF copies), and a party may enter into this Agreement by signing any counterpart.

(b)	The parties confirm that their signing of this Agreement by such means will be valid and sufficient. All counterparts, when taken together, will constitute one and the same agreement.

11.12	Costs: Each party will bear its own legal costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

11.13	Remedies cumulative:

(a)	The rights of the parties under this Agreement are cumulative.

(b)	The parties do not exclude any rights provided by law, unless otherwise expressly stated in this Agreement.

11.14	UN Convention not to apply: It is specifically agreed between the parties that the United Nations Convention on the International Sale of Goods will not apply to this Agreement.

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SIGNED

COMVITA NEW ZEALAND LIMITED	by:	/s/ Brett D. Hewlett
Signature of Authorised Signatory

Brett D. Hewlett
Name of Authorised Signatory

DERMA SCIENCES, INC	by:	/s/ Edward J. Quilty
Signature of Authorised Signatory

Edward J. Quilty
Name of Authorised Signatory

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SCHEDULE

MEDICAL HONEY SPECIFICATIONS

The specifications that Medical Honey must comply with in terms of content, quality and essential features are those specifications set out in Comvita’s Product Specifications numbered 4460A-002, 3980A-001, 4040A-001 and 4124A-001 and Comvita’s Product Information Sheet for Medical Honey 12+ (Code 743), copies of which are attached as an exhibit hereto, as may be updated or revised by Comvita from time to time after consultation with Derma Sciences.

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